UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*
                                (AMENDMENT NO. 2)



                              CARVER BANCORP, INC.

                                (Name of Issuer)



                                  COMMON STOCK

                         (Title of Class of Securities)



                                    14687510

                                 (CUSIP Number)



                                DECEMBER 22, 2003

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------
          CUSIP No. 14687510
----------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary)

         Richard D. Parsons

-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) |_|
                                                               (b) |X|

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

------------------------- ---------- -------------------------------------------
       NUMBER OF          5          SOLE VOTING POWER
         SHARES                                                     106,500
      BENEFICIALLY        ---------- -------------------------------------------
        OWNED BY          6          SHARED VOTING POWER
          EACH                                                        4,000
       REPORTING          ---------- -------------------------------------------
         PERSON           7          SOLE DISPOSITIVE POWER
                                                                    106,500
------------------------- ---------- -------------------------------------------
                          8          SHARED DISPOSITIVE POWER
                                                                      4,000
-------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    110,500

-------- -----------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                          |_|

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           4.84% of shares of Common Stock outstanding as of November 30, 2003.

-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON                         IN

-------- -----------------------------------------------------------------------

                                    ITEM 1(A)

Name of Issuer:                       Carver Bancorp, Inc.

                                    ITEM 1(B)

Address of Issuer's Principal         75 West 125th Street
Executive Office:                     New York, NY  10027

                                    ITEM 2(A)

Name of Person Filing:                Richard D. Parsons

                                    ITEM 2(B)

Address of Residence:                 166 Duane Street  PHB
                                      New York, NY  10013

                                    ITEM 2(C)

Citizenship:                          U.S.A.

                                    ITEM 2(D)

Title of Class of Securities:         Common Stock

                                    ITEM 2(E)

CUSIP Number:                         14687510

                                     ITEM 3
Not applicable.

                                     ITEM 4

Ownership:

(a)  Amount Beneficially Owned.......................................   110,500
(b)  Percent of Class................................................     4.84%
(c)  Number of shares as to which such person has:...................
     (i) sole power to vote or to direct the vote....................   106,500
     (ii) shared power to vote or to direct the vote.................     4,000
     (iii) sole power to dispose or to direct disposition of.........   106,500
     (iv)shared power to dispose or to direct disposition of.........     4,000


                                     ITEM 5

Ownership of 5 Percent or Less of Class:

         If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|.

                                     ITEM 6

         Not applicable.

                                     ITEM 7

         Not applicable.

                                     ITEM 8

         Not applicable.

                                     ITEM 9

         Not applicable.

                                     ITEM 10

CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   Dated:  February 5, 2004




                                                   By: /s/ Richard D. Parsons
                                                       ------------------------
                                                       Name: Richard D. Parsons